Exhibit 10.7

Rules of the KYIVSTAR GROUP ltd
umbrella incentive Plan

Table of contents

1.	Interpretation	1
2.	Grant of Awards	5
3.	Plan Limits	7
4.	Individual Limit	7
5.	Relationship with Contract of Employment or For Service	7
6.	Non-Transferability of Awards	8
7.	Vesting and Release of Awards	8
8.	Cessation of Employment or Service	10
9.	Lapse of Awards	11
10.	Dividend Equivalents	12
11.	Settlement of Awards	12
12.	Manner of Exercise of Options	14
13.	Corporate Events	15
14.	Variation of Share Capital	16
15.	Alteration of Plan	16
16.	Malus and Clawback	17
17.	Service of Documents	18
18.	Section 409A	19
19.	Miscellaneous	20

i

THE Kyivstar Group ltd umbrella incentive PLAN

1.	Interpretation

1.1	In this Plan (unless the context otherwise requires) the following words and phrases have the meanings given below:

“Award” means a Performance Share Award, a Restricted Share Award, a Cash Award or a Deferred Share Award granted (or to be granted) under the Plan;

“Award Agreement” means in respect of an Award, an agreement or certificate provided by the Company to an Award Holder (including by electronic means) that confirms the grant of an Award to the Award Holder and which contains the details of the Award set out in Rule 2.6;

“Award Holder” means a person who has been (or is to be) granted an Award or, if that person has died, their personal representatives;

“Board” means the board of directors of the Company or a duly constituted committee thereof (including, without limitation, the Committee);

“Base Salary” means an Award Holder’s gross annual base salary expressed in US dollars (applying, if necessary, any rate of exchange which the Committee in its discretion reasonably selects to convert a salary that is paid in a currency other than US dollars) prevailing at the relevant Date of Grant excluding any allowances;

“Bonus Arrangement” has the meaning given to that term in Rule 16.3;

“Cash Award” means a conditional right to receive payment of a cash sum of an amount determined by the Committee, subject to the Rules and the terms and conditions of the Cash Award including (without limitation) any Performance Target, and which may also be linked to a Bonus Arrangement;

“Clawback Period” has the meaning given to that term in Rule 16.3;

“Committee” means the Remuneration Committee of the Company;

“Company” means Kyivstar Group Ltd (an exempted company limited by shares registered under the Companies Act 1981 of Bermuda, as amended) with registered number 202504557);

“Conditional Award” means either (i) a conditional right to acquire Shares on the Vesting Date of an Award; or (ii) a conditional award over Phantom Shares that gives the Award Holder the right to be paid a cash sum equal to the Phantom Share Value on the Vesting Date, pursuant to the Plan;

“Consultant” means an individual (or that individual’s personal service company) who has contracted to provide services to any one or more members of the Group;

“Control” means the power of a person to secure by means of the holding of shares, the possession of voting rights or as a result of any rights conferred by the constitutional or other documents regulating that or any other company that the affairs of the company are conducted in accordance with that person’s wishes;

“Date of Approval” means the date on which the Plan is approved and adopted by the Board on behalf of the Company;

“Date of Grant” means in relation to any Award, the date on which that Award is granted;

“Dealing Code” means the internal code of the Company that regulates share dealings by directors and certain other Eligible Individuals of the Group, including those set out under the Company’s insider trading policy;

“Dealing Restrictions” means restrictions imposed by statute, order, regulation or Government directive, including those arising under MAR and the U.S. Insider Trading Restrictions, as well as those imposed by the Dealing Code, as applicable from time to time;

“Deferred Share Award” means a Conditional Award or an Option granted for the purposes of satisfying a deferred entitlement to Shares under a Bonus Arrangement;

“Eligible Individual” means any person who is an Employee, NED or Consultant;

“Employee” means any person who is a bona fide employee of any member of the Group, including any person who is an executive director of the Company;

“Excessive Award Amount” has the meaning given to that term in Rule 16.1;

“Good Leaver” means:

(A)	in the case only of an Employee (excluding a NED or Consultant), an Award Holder ceasing to be an Employee (and not immediately again becoming an Employee) by reason of:

(a)	death;

(b)	injury, ill-health or disability (in each case evidenced to the satisfaction of the Committee);

(c)	expiration of employment contract;

(d)	retirement by mutual agreement between the Employee and the Company;

(e)	the transfer or sale of the company or business or part of the business by which or in which the Award Holder is employed and by virtue of which the Award Holder is an Employee to a person other than a member of the Group; or

(f)	at the discretion of the Committee at the relevant time, the cessation of their office or employment in circumstances other than those stated at paragraphs (a) to (c) above,

unless an alternative definition is specified in the Award Agreement relating to an Award; and

(B)	in the case only of a NED (and only in respect of Awards granted for NED services), an Award Holder ceasing to be an NED (and not immediately becoming a NED) by reason of:

(a)	death;

(b)	injury, ill-health or disability (in each case evidenced to the satisfaction of the Board);

(c)	expiration of the NED’s contract for services other than where the NED’s contract is terminated (summarily otherwise) by the contracting company by reason of the NED’s gross misconduct;

(d)	at the discretion of the Committee at the relevant time, the cessation of their office as a NED in circumstances other than those stated in paragraphs (B)(a) to (c) above,

unless an alternative definition is specified in the Award Agreement relating to an Award; and

(C)	in the case only of a Consultant (and only in respect of Awards granted in respect of consultancy services), an Award Holder ceasing to be a Consultant (and not immediately becoming a Consultant) by reason of:

(a)	death;

(b)	expiration of the Consultant’s contract for services other than where the Consultant’s contract is terminated (summarily or otherwise) by reason of the Consultant’s gross misconduct, or where the Consultant breaches a material term(s) of the contract, or the company with whom the Consultant has contracted has the right to immediately terminate the contract; and

(c)	at the discretion of the Committee at the relevant time, the cessation of the Consultant’s contract for services in circumstances other than those stated in paragraphs (C)(a) to (b) above,

unless an alternative definition is specified in the Award Agreement relating to an Award;

“Group” means the Company and any Subsidiary of the Company or, where the context permits, any one or more of them and references to “member of the Group” shall be construed accordingly;

“Holding Period” means a period commencing on the Vesting Date of an Award and ending on such date determined by the Committee in its absolute discretion and specified in the Award Agreement (for the avoidance of doubt, different Holding Periods may be specified for different proportions of the same Award);

“MAR” means the Market Abuse regulations (Regulation 596/2014) and any delegated regulations thereunder (including, for the avoidance of doubt, Commission Delegated Regulations (EU) 2016/522);

“Market Value” means in respect of a Share on any day, the closing price of a Share on the NASDAQ exchange on the immediately preceding trading day;

“NED” means an individual who has been appointed and holds an office with any member of the Group as a non-executive director;

“Normal Vesting Date” means the date on which any Award, or any part of an Award, is due to Vest as specified in the Award Agreement (or, in the absence of any such specified date, as determined in accordance with Rule 7.1);

“Normal Vesting Period” means in respect of an Award (or part of an Award), and unless otherwise specified in the Award Agreement, the period commencing on the Date of Grant and ending on the Normal Vesting Date;

“Option” means either: (i) a conditional right (for the time being subsisting) to acquire Shares on the exercise of a share option; or (ii) a conditional right to be paid a cash sum on the exercise of an option over Phantom Shares of an amount determined by reference to the Phantom Share Value on the date of exercise, in accordance with the Plan;

“Option Price” means in respect of an Option, and subject to any adjustment made pursuant to Rule 13 (Variation of Share Capital), the price per Share to be paid or (in the case of an Option over Phantom Shares) the notional price per Phantom Share notionally to be paid by the Award Holder on the exercise of the Option determined by the Committee on the Date of Grant in accordance with Rule 2.5;

“Other Share Plan” means any share option or share incentive plan operated by the Company, save for the Plan, pursuant to which employees, directors, non-executive directors and/or consultants may acquire Shares or an interest in Shares;

“Performance Period” means in respect of an Award, the period over which a Performance Target is measured;

“Performance Share Award” means an Award structured either as a Conditional Award or an Option, that is subject to a Performance Target;

“Performance Target” means any performance based target or targets by reference to which the Vesting of an Award is expressed to be conditional;

“Phantom Share” means a notional Share that gives the holder the right to receive a cash payment of an amount equal to the Phantom Share Value on the Vesting Date;

“Phantom Share Value” means in respect of a Phantom Share, an amount equal to the Market Value of a Share as determined by the Committee;

“Plan” means the Kyivstar Group Ltd Umbrella Incentive Plan as set out in these Rules and as amended from time to time;

“Plan Limit” means the limit on the number of Shares that may be placed under Award pursuant to the Plan as set out in Rule 3.1;

“Release” means:

(a)	in the context of an Option, the Option becoming capable of being exercised; and

(b)	in the context of a Conditional Award, the unconditional entitlement of an Award Holder to the Shares or Phantom Shares subject to the Conditional Award or part thereof (whether automatically or pursuant to a notice of release), and “Released” shall be construed accordingly;

“Release Date” means, in relation to an Award, the date on which it is Released;

“Relevant Event” has the meaning given to that term in Rule 16.3;

“Restricted Share Award” means an Award structured either as a Conditional Award or an Option, that is not subject to a Performance Target other than the passing of time;

“Rules” means the rules of the Plan as set out in this document (as amended from time to time);

“Share” means a common share in the capital of the Company which is fully paid up and non-redeemable;

“Subscription Awards” means rights to subscribe for Shares granted pursuant to this Plan or any Other Share Plan;

“Subsidiary” means any company which is for the time being directly or indirectly under the Control of the Company;

“Takeover” means:

(a) any change of Control of the Company, whether by share transfer, new issue of shares or otherwise, arising as a result of any person (whether acting alone or together with any other person) becoming the beneficial owner of at least fifty per cent of the voting rights of the issued ordinary share capital of the Company; or

(b) where any person (or group of persons acting in concert) who already has (or have) Control of the Company makes a general offer to acquire Shares and such offer becomes unconditional in all respects and (unless the Board, in its absolute discretion, determines otherwise) Shares shall cease to be admitted to trading and listing on NASDAQ or any other recognised stock exchange;]

“Takeover Date” means in relation to a Takeover, the date on which Control of the Company is unconditionally acquired;

“Tax Liability” means in relation to any Award Holder any liability of the Company and/or any company in the Group to account on behalf of the Award Holder for any amount of income tax or employee’s social security contribution (or any similar tax or contribution arising in any jurisdiction) in relation to the Award;

“U.S. Insider Trading Restrictions” means insider trading and anti-market abuse rules of the U.S. Securities Exchange Act applicable to a foreign private issuer, or a domestic issuer in the event that the Company loses its foreign private issuer status;

“Vested” means the Award Holder has the right, subject to any Holding Period, pursuant to the Rules to:

(a)	in respect of a Conditional Award over Shares, to be transferred legal and beneficial title to the Shares that have Vested pursuant to that Conditional Award on the Release Date; or

(b)	in respect of a Conditional Award over Phantom Shares, to be paid a cash sum of an amount equal to the Phantom Cash Value of each Phantom Share that has Vested on the Vesting Date, on the Release Date; or

(c)	in respect of a Cash Award, to receive payment of a cash sum to the extent Vested on the Release Date; or

(d)	exercise an Option, from the Release Date,

and “Vesting”, “Vests” and “Vest” shall be construed accordingly; and

“Vesting Date” means the date on which any Award, or any part of an Award, Vests.

1.2	Any reference to any enactment includes a reference to that enactment as from time to time modified extended or re-enacted and any reference to a “month” shall mean a calendar month. The headings are inserted for convenience only and do not affect the interpretation of the Rules. Words denoting the one gender shall be a reference to all genders and words denoting the singular shall include the plural and vice versa.

2.	Grant of Awards

2.1	The Committee may, in its discretion, from time to time approve the grant of Awards by the Company under the Plan to any Eligible Individual. In approving the grant of Awards, the Committee shall determine in its absolute discretion:

2.1.1	the Date of Grant, provided that such date falls during the period of 10 years from the Date of Approval;

2.1.2	the Eligible Individual(s) to whom an Award is granted;

2.1.3	the structure of the Award (i.e. whether it shall be a Performance Share Award, Restricted Share Award, Cash Award or Deferred Share Award) and the number of Shares or Phantom Shares or (in the case of a Cash Award) the amount of the cash sum over which it is granted;

2.1.4	the basis on which the Award will Vest, including details of (in the case only of an Option) the Option Price, the Normal Vesting Date and any Performance Target or other conditions that apply to an Award; and

2.1.5	any Holding Periods applicable to the Award.

2.2	An Award shall not be granted to any person unless they are an Eligible Individual and not under termination of employment or office, or the termination of their contract for services (as applicable) as at the proposed Date of Grant.

2.3	No person shall be entitled as of right to be granted any Award.

2.4	If and for so long as the Shares are listed on NASDAQ, the Company shall be bound by the provisions of U.S. Insider Trading Restrictions, the Dealing Code and any further applicable Dealing Restrictions when granting Awards.

2.5	The Option Price of an Option shall be determined by the Committee in its absolute discretion not later than the relevant Date of Grant and for the avoidance of doubt may be nil. However, where the Option is to be satisfied by the issue of new Shares, the Option Price shall not be less than the nominal (or par) value of a Share.

2.6	Subject to the remaining Rules, the Committee shall determine the terms and conditions of an Award. As soon as reasonably practicable following the grant of an Award, the Company shall provide to the Award Holder an Award Agreement (which may be in electronic form) which specifies:

2.6.1	the Date of Grant;

2.6.2	whether the Award is a Cash Award, or Performance Share Award, a Restricted Share Award, or a Deferred Share Award, structured as a Conditional Award or an Option;

2.6.3	the number of Shares or Phantom Shares comprised in the Award (excluding a Cash Award);

2.6.4	the maximum cash sum amount payable under a Cash Award;

2.6.5	if the Award is an Option, the Option Price;

2.6.6	if the Award consists of Phantom Shares;

2.6.7	the Normal Vesting Date or Normal Vesting Dates on which the Award (or a proportion of it) may Vest and the basis on which the Award will Vest, including details of any Performance Target or other condition (including, but not limited to, the passage of time) on which the Vesting of the Award is conditional;

2.6.8	a statement of the matters relating to Rule 16 (Malus and Clawback);

2.6.9	the Holding Period applicable to the Award (if any);

2.6.10	a statement confirming whether the right to receive dividend equivalents pursuant to Rule 10 (Dividend Equivalents) applies to the Award;

2.6.11	a statement of the matters relating to an Employee’s contract of employment referred to in Rule 5 (Relationship with Contract of Employment);

2.6.12	that the Award Holder agrees to indemnify the Company and any company in the Group in respect of any Tax Liability; and

2.6.13	that the Award may be renounced as set out in Rule 2.7,

and is otherwise in such form as the Committee may from time to time determine.

2.7	The Award Holder shall be entitled to renounce an Award within the period of 30 days immediately following the Date of Grant and if an Award is so renounced it shall be deemed never to have been granted for the purposes of the Rules. No consideration shall be payable for any such renunciation. If an Award Holder does not so renounce an Award, they shall be deemed to have accepted the Award and to have agreed to be bound by the Rules and the terms and conditions set out in the Award Agreement.

2.8	No consideration shall be payable for the grant of an Award.

3.	PLAN LIMITS

3.1	The aggregate number of Shares that may be issued pursuant to Awards granted under the Plan, subject to adjustment pursuant to Rule 14 (Variation of Share Capital), shall be determined by the Committee from time to time, but is not otherwise limited.

3.2	For the purposes of applying the limits in Rules 3.1:

3.2.1	to the extent that any Award has lapsed, been released or cancelled without being Vested or exercised, it shall not be taken into account;

3.2.2	to the extent that any Award is to be satisfied by the transfer of Shares already in issue (other than out of treasury), those shall not be taken into account;

3.2.3	Shares which are issued to any employee benefit trust established by the Company in order to satisfy any Award shall count towards the limit; and

3.2.4	Awards over Phantom Shares or Awards that are satisfied in cash will not count towards any limit.

4.	Individual Limit

The Committee will determine the number and/or value of Shares to be awarded to an Award Holder.

5.	Relationship with Contract of Employment or for service

5.1	The grant of an Award does not form part of the Award Holder’s entitlement to remuneration or benefits nor does the existence of a contract of employment or a contract for services between any person and the Company or any Subsidiary or former Subsidiary give such person any right or entitlement to have an Award granted to them or any expectation that an Award might be granted to them whether subject to any conditions or at all.

5.2	The rights granted to an Award Holder upon the grant of an Award shall not afford the Award Holder any rights or additional rights to compensation or damages in consequence of the loss or termination of their office or employment or contract for services with the Company or any member of the Group for any reason whatsoever.

5.3	An Award Holder shall not be entitled to any compensation or damages for any loss or potential loss which they may suffer by reason of their Award lapsing in consequence of the loss or termination of their office or employment or contract for services with the Company or any Subsidiary or former Subsidiary for any reason (including, without limitation, in breach of contract by their employer or contracting party) or in any other circumstances whatsoever.

5.4	The grant of an Award to a NED or a Consultant does not in any way confer or give any employment rights (implied or otherwise) to that NED or Consultant (as appropriate).

5.5	In case participants of the Plan transition within the Company’s legal entities due to an career move, they will remain entitled to a payout under that given Performance period. The Participant will be entitled to a pro-rata Award under the legal entity through which the original grant was made, calculated based on the period of active employment during the qualifying service period. The participant will be entitled to a pro-rata award for the respective tranche(s) based on the same target entitlement as originally awarded.

5.6	In the event of participants during the Plan tranche takes accrued holidays or is incapacitated for work (incl. legal maternity leave) for more than three (3) months; or takes unpaid leave, including periods of parental leave he or she will be entitled to a pro-rated award based on time actually worked during the Performance Period.

5.7	In the event that a Participant is transferred to another position while remaining employed by the Company, the Participant shall be entitled to receive the Award for the current Performance Period, pro-rated based on the period of active employment, calculated in proportion to the number of working days actually performed during such period.

6.	Non-Transferability of Awards

Except to the extent necessary to enable a personal representative to exercise, or otherwise benefit from, an Award following the death of the Award Holder (in accordance with Rule 7 (Vesting and Release of Awards)), no Award or any interest in it shall be capable of being assigned, transferred, pledged, charged or otherwise encumbered and any attempt to take such action or actions in respect of an Award shall cause it to lapse immediately unless the Committee, in its discretion, determines otherwise.

7.	Vesting and Release of Awards

Vesting

7.1	Subject to the remaining provisions of this Rule 7, and the early Vesting of an Award under Rule 8 or Rule 13 and to the other provisions of these Rules, an Award shall normally Vest on the Normal Vesting Date or Normal Vesting Dates specified in the Award Agreement but only when and to the extent that any Performance Target and / or other condition specified in the Award Agreement has been satisfied as determined by the Committee and confirmed in writing to the relevant Award Holder. If no provision is made in an Award Agreement for the Vesting of the Award, the Normal Vesting Date applicable to that Award shall be the third anniversary of its Date of Grant (except in the case of a Deferred Share Award, where the Normal Vesting Date shall be the second anniversary of its Date of Grant).

7.2	For the avoidance of doubt, unless otherwise specified in the Award Agreement, Vesting does not automatically give rise to the Release of an Award, and an Award shall not be treated as Vesting if and to the extent that the Award has been reduced in accordance with the provisions of Rule 16 (Malus and Clawback).

Performance Targets

7.3	Where the Vesting of an Award is subject to Performance Targets or other conditions (as specified in the Award Agreement), the Committee may subsequently amend such targets and conditions provided that:

7.3.1	no such amendment shall be made unless an event has, or events have, occurred which lead the Committee to reasonably consider that the targets or conditions should be varied so as to constitute a fairer measure of the performance of the Company, Group or individual (as the case may be);

7.3.2	the new targets or conditions will constitute a more effective incentive to the Award Holder; and

7.3.3	the new targets or conditions will in the opinion of the Committee be materially no easier nor more difficult to satisfy than the original targets or conditions were intended to be when set.

7.4	The Committee may, in its absolute discretion, alter the level of Vesting of an Award where the formulaic outcome of any Performance Target or other conditions produces a higher or lower level of Vesting than the Committee considers to be reasonable to reflect:

7.4.1	the overall performance (whether financial or otherwise) of the Company during the Normal Vesting Period;

7.4.2	the experience of the Company’s shareholders during the Normal Vesting Period; and/or

7.4.3	any exceptional event.

7.5	If an Award Holder is, on a Vesting Date or a Release Date, under investigation or subject to any disciplinary procedure by any member of the Group, the Vesting or Release of an Award (or any part of an Award) will be suspended. If the investigation or procedure is resolved in favour of the Award Holder all suspended rights will be re-instated, otherwise the Award will lapse unless the Committee in its sole discretion permits such rights to be re-instated on such terms as the Committee may determine.

Release

7.6	Except as otherwise permitted in these Rules:

7.6.1	to the extent a Holding Period applies to an Award (or part of an Award), such Award (or part of Award) will, save as otherwise provided in this Rule 7 or in Rule 13 (Corporate Events) and subject to Rule 16 (Malus and Clawback), be Released following the expiry of the applicable Holding Period; and

7.6.2	to the extent that no Holding Period applies to an Award (or part of an Award), such Award (or part of Award) will be Released on the Vesting Date of the Award.

Notwithstanding the preceding provisions of this Rule 7.6, the Committee may, in its discretion, determine that an Award (or part of an Award) may be Released before the end of any applicable Holding Period conditional upon the Award Holder undertaking to retain such number of Shares acquired by them pursuant to the Award (or part of the Award), and after taking into account the operation of Rule 12.1.3, for the remainder of the applicable Holding Period on such terms as the Committee, in its absolute discretion, determines and entering into suitable arrangements as are reasonably determined by the Committee to be appropriate to secure the satisfaction of that undertaking.

7.7	An Award shall not be Released in circumstances where, at such time, the Award Holder would be prohibited by MAR, U.S. Insider Trading Restrictions, the Dealing Code and/or any further applicable Dealing Restrictions:

7.7.1	from selling Shares; or

7.7.2	where the Award is an Option, from exercising the Option.

If an Award would otherwise have been Released at any time but for the application of this Rule 7.7, it shall be Released on the first occasion thereafter where the actions referred to above cease to be prohibited by MAR, U.S. Insider Trading Restrictions, the Dealing Code or any further applicable Dealing Restrictions.

8.	Cessation of Employment or service

8.1	The following provisions of this Rule 8 shall apply to Award Holders who cease to be an Eligible Individual for the purposes of the Plan unless provided otherwise in the applicable Award Agreement. An Award Holder ceases to be an Eligible Individual for the purposes of the Plan if they cease to be an Eligible Individual (and do not immediately again become an Eligible Individual).

Ceasing to be an Eligible Individual – other than as a Good Leaver

8.2	If an Award Holder ceases to be an Eligible Individual other than as a Good Leaver:

8.2.1	their Award shall immediately cease to be capable of Vesting in any circumstance and, to the extent not Vested, shall lapse automatically 30 days after the Award Holder ceases to be an Eligible Individual. At any time before an Award (or part of any Award) lapses in accordance with this Rule 8.2, the Committee may in its discretion (and in accordance with paragraph (f) of the definition of Good Leaver) determine that the Award shall not lapse in accordance with this Rule 8.2.1;

8.2.2	any Award (or part of any Award) that has Vested on or before the Award Holder’s ceasing to be an Eligible Individual shall be retained by the Award Holder, subject to any Holding Period (if any) and in accordance with Rules 8.3.1 and 8.3.2 (applied as if the Award Holder were a Good Leaver for this purpose).

Ceasing to be an Eligible Individual – Good Leaver

8.3	If an Award Holder becomes a Good Leaver their Award shall be dealt with in accordance with this Rule 8.3:

8.3.1	Following Release: If the Award Holder holds an Option (or any part of an Option) which has already been Released before the date on which they become a Good Leaver but which has not yet been exercised, the Award Holder shall be entitled to retain the Released Option (or Released part of the Option) and exercise it, subject to Rule 9.1.5, before the date falling six months (or, where the Award Holder has died, twelve months) after the date on which the Award Holder ceases to be an Eligible Individual and, to the extent that it is not so exercised, it shall lapse automatically on such date.

8.3.2	During a Holding Period: In respect of any Award (or part of any Award) that has Vested but which remains subject to any Holding Period, such Award (or part of an Award) shall be Released at the end of the Holding Period (unless the Committee in its absolute discretion determines to Release the Award, or part of the Award, earlier). Any Option (or part of an Option) that is Released in the circumstances referred to in this Rule 8.3.2 must, subject to Rule 9.1.5, be exercised before the date falling six months (or, where the Award Holder has died, twelve months) after the Release Date and, to the extent that it is not so exercised, it shall lapse automatically on such date.

8.3.3	Prior to Vesting: In respect of any Award (or part of any Award) that has not Vested then:

(a)	if the Award Holder becomes a Good Leaver (other than as a result of death) before the first anniversary of the Date of Grant, the Award shall lapse in full;

(b)	if the Award Holder dies or if the Award Holder otherwise becomes a Good Leaver on or after the first anniversary of the Date of Grant, the Award shall be retained and shall Vest on the Normal Vesting Date (or on the Normal Vesting Dates) to the extent that any applicable Performance Targets applying to the Award are met and shall be Released at the end of any applicable Holding Period, provided however that the Committee in its absolute discretion may:

(i)	reduce the number of Shares or Phantom Shares under the Award (or where the Award has more than one Normal Vesting Date, the number of Shares or Phantom Shares under each applicable part of the Award) to the number which represents the proportion of the applicable Normal Vesting Period (calculated on a number of days basis) which has elapsed as at the date of cessation of the Award Holder’s employment; and/or

(ii)	permit the Award to Vest and/or be Released on such terms as the Committee determines and, if the Award is to Vest before the Normal Vesting Date, having assessed any Performance Targets on such modified basis at the Committee considers, in its absolute discretion, to be appropriate.

To the extent that an Award (or part of an Award) does not Vest in accordance with this Rule 8.3.3, it shall lapse automatically. Any Option (or part of an Option) that is Released in the circumstances referred to in this Rule 8.3.3 must, subject to Rule 9.1.5, be exercised before the date falling six months after the Release Date and, to the extent that it is not so exercised, it shall lapse automatically on such date.

9.	Lapse of Awards

9.1	The Awards shall lapse automatically (and cease to be capable of Vesting, being Released or, in the case of an Option, being exercised) on the earliest to occur of the following:

9.1.1	subject to Rule 7.4, where the Vesting of an Award is subject to Performance Targets or other conditions, to the extent the Committee determines that the Performance Targets or other conditions have not been satisfied and are no longer capable of being satisfied;

9.1.2	as provided in Rules 8.2 and 8.3 in connection with the Award Holder ceasing to be an Eligible Individual for purposes of the Plan;

9.1.3	in the event that the Award Holder is adjudicated bankrupt or a bankruptcy order is made against them;

9.1.4	as provided for in Rule 13 (Corporate Events) in the context of a Takeover or upon the commencement of a winding-up of the Company; or

9.1.5	on the day immediately prior to the tenth anniversary of the Date of Grant or such earlier time as may be specified in the Award Agreement or in these Rules.

10.	Dividend Equivalents

10.1	The Committee may, in its absolute discretion, determine at the Date of Grant that the provisions of this Rule 10 shall apply to such Award (excluding a Cash Award).

10.2	If the Committee determines that this Rule 10 applies to an Award, the Award Holder will receive cash or further Shares or Phantom Shares equal in value, so far as possible, to any dividends paid or payable on the Shares in relation to which a Conditional Award Vests or an Option is exercised, by reference to record dates from the Date of Grant until the Vesting Date or date of exercise, as appropriate. This dividend equivalent entitlement may be operated on any basis the Committee determines is appropriate. Any payment due under this Rule 10.2 will be subject to an appropriate deduction for any Tax Liability.

10.3	For the avoidance of doubt, to the extent that the number of Shares in respect of which an Option is Released is increased pursuant to Rule 10.2, the Award Holder shall have the right to acquire the additional Shares or be paid a cash sum in relation to any additional Phantom Shares when the Option is exercised in accordance with the terms of these Rules and/or the Award Agreement.

10.4	For the purposes of applying the Plan Limit:

10.4.1	any additional Shares over which an Award is actually Released pursuant to the provisions of Rule 10.2 shall (unless such additional Shares are or will be satisfied by the transfer of Shares already in issue) count towards the Plan Limit; but

10.4.2	any additional Shares over which an Award may potentially be Released, pursuant to the provisions of Rule 10.2, on a Release Date in the future shall not count towards the Plan Limit.

11.	Settlement of Awards

11.1	Subject to the terms of this Rule 11, when an Award is Released:

11.1.1	in relation to a Conditional Award, the Company shall transfer, or procure the transfer, to the Award Holder (or such other person as the Award Holder may direct) of the legal and beneficial title to the relevant Shares within 30 days of the Release Date;

11.1.2	in relation to a Cash Award, the Company shall pay or procure the payment of a cash sum amount to the Award Holder (less any deductions and withholdings sufficient to satisfy any Tax Liability), subject to the extent that Cash Award has Vested in accordance with any Performance Targets and any other terms and conditions set out in the Award Agreement;

11.1.3	in relation to a Conditional Award over Phantom Shares, the Company shall make a cash payment (or procure that a cash payment is made by another member of the Group) of an amount equal to the aggregate Phantom Share Value of the Vested Phantom Shares, subject to the deduction and withholding of any Tax Liability, to the extent that any member of the Group is responsible and liable for paying and accounting for such Tax Liability to any tax authority (in any jurisdiction); and

11.1.4	in relation to an Option, the Award Holder shall then be entitled to exercise their Option in accordance with Rule 12 (Manner of Exercise of Options) (whether in whole or in part).

11.2	In relation to Awards granted by the Company, if the Committee in its absolute discretion so determines a Conditional Award may be settled by the Company issuing the relevant number of Shares to the Award Holder at a subscription price per Share equal to the nominal value of a Share. In such circumstances, the Award Holder shall unconditionally and irrevocably agree, as a condition of the right to have Shares delivered to the Award Holder on the Release of the Conditional Award, to pay (or enter into such alternative arrangement permitted by the Committee for the payment of) the subscription price for the Shares.

11.3	The Committee may, in its absolute discretion, determine that, in substitution for the Shares to which the Award Holder would otherwise be entitled on the Vesting and Release of a Conditional Award or the exercise of an Option, the Award will be satisfied by a cash payment of an equivalent amount (calculated by reference to the Market Value of the relevant Shares on the applicable date and, if relevant, less any Option Price otherwise payable), subject to an appropriate deduction for any Tax Liability. As soon as reasonably practicable after the Committee has made its decision in accordance with this Rule 11.3, it shall procure the making of the cash payment.

11.4	An Award over Phantom Shares shall ordinarily be satisfied by a cash payment of an amount equal to the Phantom Share Value less (in the case only of Options) the Option Price per Vested Phantom Share on the applicable Vesting Date, Release Date or (in the case of an Option) date of exercise, subject to an appropriate deduction for any Tax Liability.

11.5	An Award Holder shall unconditionally and irrevocably agree, as a condition of their right to have Shares delivered to them on the Release of an Award:

11.5.1	that unless suitable arrangements have been made to the prior satisfaction of the Committee to ensure that any Tax Liability will be reimbursed to the person liable to account for such liability, the Company shall have the right to retain out of the aggregate number of Shares to which an Award Holder would otherwise be entitled on the Vesting of the Award, such number of Shares as, in the opinion of the Company, will enable the Company to sell as agent for the Award Holder (at the best price which can reasonably be expected to be obtained at the time of sale) and to pay over to the relevant person sufficient monies out of the net proceeds of sale to satisfy the Tax Liability;

11.5.2	to enter into any elections or forms or agreements which the Committee may from time to time require to be entered into to ensure a certain tax treatment is applied on the Vesting of the Award or the acquisition of the Shares; and

11.5.3	to enter into any agreements which the Committee may require regarding the Award Holder’s retention of the Shares for a two-year period following the Award Holder ceasing to be an Eligible Individual for the purposes of the Plan or as otherwise required by the Committee.

11.6	As soon as reasonably practicable after the allotment or transfer of any Shares pursuant to Rule 11.1 or Rule 12.2, the Board shall arrange for the issue to the Award Holder (or other person as directed by the Award Holder) of a definitive certificate or such acknowledgment of entitlement to the Shares as is prescribed by the Committee from time to time (including in electronic form) in respect of the Shares so allotted or transferred.

11.7	The allotment or transfer of any Shares under the Plan shall be subject to the memorandum of association and the bye-laws (or their equivalent) of the Company and to any necessary consents of any governmental or other regulatory authorities under any enactments or regulations from time to time in force, or the rules of a regulated investment exchange on which the Shares are listed, and it shall be the responsibility of the Award Holder to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for such consent.

11.8	All Shares allotted or transferred under the Plan shall rank equally in all respects with the Shares for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of such allotment or transfer.

11.9	Shares acquired under the Plan may be subject to the requirements of any shareholding guidelines applicable to the Award Holder as may be implemented by the Company.

12.	Manner of Exercise of Options

12.1	Subject to Rules 7 (Vesting and Release of Awards) and 9 (Lapse of Awards), once Released, an Option shall be exercised only by the Award Holder serving a written notice upon the Company or such third party as nominated by the Company which:

12.1.1	specifies the number of Shares or Phantom Shares in respect of which that Option is exercised;

12.1.2	unless the Committee permits an alternative arrangement for the payment of the Option Price and only in respect of an Option over Shares, is accompanied by payment of an amount equal to the product of the number of Shares specified in the notice and the Option Price;

12.1.3	is accompanied by such evidence as to the identity of the Award Holder as the Committee may from time to time reasonably require to enable the Company to comply with the requirements of applicable law;

12.1.4	is accompanied by evidence satisfactory to the Committee that arrangements have been made as the Committee may from time to time reasonably require (and notify to Award Holders on request) to ensure that any Tax Liability will be reimbursed to the person liable to account for such liability and in the absence of such arrangements the Company shall have the right to retain out of the aggregate number of Shares to which an Award Holder would otherwise be entitled on exercise of an Option, such number of Shares as, in the opinion of the Company, will enable the Company to sell as agent for the Award Holder (at the best price which can reasonably be expected to be obtained at the time of sale) and to pay over to the relevant person sufficient monies out of the net proceeds of sale to satisfy the Tax Liability; and

12.1.5	is accompanied by any elections or forms or agreements which the Committee may from time to time require to be entered into to ensure a certain tax treatment is applied on the exercise of the Option or the acquisition of the Shares or to help administer the exercise of such option, and is otherwise in such form (including as to any electronic form) as the Committee may from time to time determine. The effective date of exercise of the Option will be the date on which the secretary of the Company or their agent processes such notice once it is satisfied that all necessary documentation and information has been provided.

12.2	Within the period of 30 days beginning with the date on which an Option is exercised, the Company shall, subject to Rule 11.2.2, transfer, pay, or procure the transfer or issue or payment to the Award Holder (or such other person as the Award Holder may direct) such number of Shares as are specified in the notice served pursuant to Rule 12.1 or cash payment due to the Award Holder (less any Tax Liability).

13.	Corporate Events

13.1	Subject to Rule 13.5, if a Takeover occurs then, to the extent that any Award (or part of an Award) has Vested but has not been Released (including as a result of the application of any Holding Period), that Award shall immediately be Released.

13.2	If a Takeover occurs then, to the extent that an Award has not otherwise Vested or lapsed in accordance with the Rules and subject to Rule 13.5, Awards shall Vest, unless otherwise specified in the Award Agreement, on the following basis:

13.2.1	unless the Committee in its absolute discretion determines otherwise, the number of Shares or Phantom Shares under the Award (or where the Award has more than one Normal Vesting Date, the number of Shares or Phantom Shares under each applicable part of the Award) shall be reduced to the number which represents the proportion of the applicable Normal Vesting Period (calculated on a number of days basis) which has elapsed as at the Takeover Date; and

13.2.2	unless the Committee in its absolute discretion determines otherwise, the Award (as so reduced) shall then Vest and be Released to the extent that any applicable Performance Targets applying to the Award are met (and where the Takeover occurs before the end of a Performance Period, the Committee shall assess the Performance Targets as at the Takeover Date on such modified basis as the Committee considers to be appropriate).

To the extent that an Award to which this Rule 13.2 applies does not Vest and be Released in accordance with this Rule 13.2, it shall lapse with immediate effect on the Takeover Date.

13.3	If any Option has been Released on or before a Takeover Date, or is determined to Vest and be Released in accordance with Rule 13.2, it may be exercised at any time until:

13.3.1	such date as is determined by the Committee in its absolute discretion (provided that such date is not less than 7 days after the Takeover Date); or

13.3.2	where a person has become entitled or bound to acquire Shares in the circumstances referred to in paragraph (b) of the definition of “Takeover” in Rule 1.1, the earlier of the date determined by the Committee pursuant to Rule 13.3.1 above and the date by which such person ceases to be so entitled or bound.

Any Option that has not been exercised by such date shall cease to be capable of being exercised and will lapse in full and with immediate effect.

13.4	If notice is duly given of a general meeting at which a resolution will be proposed for the voluntary winding-up of the Company, Awards shall Vest and be Released in accordance with the provisions of Rule 13.2 (as if a Takeover had occurred) but conditional on the passing of the resolution. Any Option that has Vested and been Released (whether pursuant to Rule 13.2 or otherwise) will lapse to the extent that it is not exercised on or before the passing of a resolution to wind-up the Company voluntarily.

13.5	If, in relation to a Takeover:

13.5.1	the Company will become a subsidiary of a holding company where that holding company has substantially the same shareholders (with substantially the same proportionate shareholdings) as the Company immediately before the Takeover; and

13.5.2	an Award Holder is offered the opportunity to release their Award in consideration of the grant of new rights over shares or phantom shares in the holding company which the Committee, acting reasonably, considers equivalent to the rights under an Award (“Exchange Offer”), an Award will not, unless the Committee in its absolute discretion determines otherwise, Vest and be Released pursuant to this Rule 13 and the Award will lapse to the extent that the Exchange Offer is not accepted by the Award Holder.

14.	Variation of Share Capital

14.1	In the event of any alteration of the ordinary share capital of the Company by way of capitalisation or rights issue, or sub-division, consolidation or reduction or any other variation in the share capital of the Company, the Committee may make such adjustment as it (in its absolute discretion) considers appropriate:

14.1.1	to the aggregate number of Shares or Phantom Shares subject to any Award (or the basis on which such number of Shares or Phantom Shares is calculated); and/or

14.1.2	to the description and/or nominal value of any Shares or Phantom Shares under the Award; and/or

14.1.3	in the case of an Option, to the Option Price payable (provided that except insofar as the directors, on behalf of the Company, agree to capitalise the Company’s reserves and apply the same at the time of exercise of the Option in paying up the difference between the Option Price and the nominal value of the Shares, the Option Price in relation to any Option that is a Subscription Award is not reduced below the nominal value of a Share).

14.2	As soon as reasonably practicable after any such adjustment has effect in relation to any Award the Committee shall give notice in writing to the Award Holder.

15.	Alteration of Plan

15.1	Subject to the provisions of this Rule 15 the Committee may, at its absolute discretion, at any time alter or add to all or any of the provisions of the Plan in any respect.

15.2	Subject to Rule 15.4, no alteration shall be made to the following provisions of the Plan which is to the material advantage of Award Holders (present or future):

15.2.1	the class of persons eligible for the grant of Awards;

15.2.2	the basis for determining an Eligible Individual’s entitlement to Shares, Phantom Shares or cash under the Plan and for the adjustment thereof following a variation of share capital under Rule 14 (Variation of Share Capital); or

15.2.3	to this Rule 15.2 or Rule 15.3.

15.3	Subject to Rule 15.4, amendments which would detrimentally affect Award Holders with regard to their subsisting Awards may not be made without the consent on the part of such Award Holders as hold subsisting Awards over at least 50% of the total number of Shares and Phantom Shares subject to all subsisting Awards under the Plan (or if, in the reasonable opinion of the Board, the proposed amendments do not adversely affect all subsisting Awards under the Plan, with the written consent on the part of such Award Holders as hold subsisting Awards that are affected, where such Awards are over 50% of the total number of Shares and Phantom Shares that are subject to all subsisting Awards that are affected).

15.4	Notwithstanding Rules 15.2 and 15.3, the Board may make minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for any Award Holder or any member of the Group.

15.5	As soon as reasonably practicable after making any alteration or addition under this Rule 15 the Board shall give notice in writing thereof to any Award Holder affected.

16.	Malus and Clawback

16.1	The provisions of Rules 16.1 to 16.3 shall apply if:

16.1.1	a Relevant Event occurs at any time (whether before or after the grant, Vesting or exercise of any Award); and

16.1.2	the Committee (at its discretion) determines that:

(a)	in relation to any Award granted in the Clawback Period, had the Committee been aware of the Relevant Event before the Award was made then it would have not granted the Award or would have granted it to a lesser extent;

(b)	in relation to any Award that has Vested or has been Released in the Clawback Period, had the Committee been aware of the Relevant Event before the Vesting or Release of the Award then the Vesting or Release would not have taken place or would have been reduced; or

(c)	in relation to any Award that has been exercised in the Clawback Period, had the Committee been aware of the Relevant Event before the exercise of the Award then the exercise would not have taken place or would have been reduced.

In making its determination under Rule 16.1.2, the Committee will also determine the amount of cash and/or the number of Shares or Phantom Shares that an Award Holder has, had or will receive in circumstances where, had the Committee been aware of the Relevant Event at the applicable time, the Award Holder would not have received or been entitled to receive that cash or those Shares (the “Excessive Award Amount”).

16.2	In order to recover the Excessive Award Amount, and notwithstanding any other provision of these Rules or any Award Agreement, the Committee may (in its absolute discretion) determine that one or more of the following will apply:

16.2.1	in the case of any Award that has not Vested or been exercised, or any Award or has Vested but has not been Released, that the Vesting, Release and/or exercise and/or payment of the Award will be delayed (including, without limitation, to allow any investigation or disciplinary procedure to be completed) and/or made subject to additional conditions;

16.2.2	in the case of any Award that has not Vested or been exercised, or has Vested but has not been Released, that the Award may be reduced or cancelled;

16.2.3	in the case of any Shares held by a nominee on behalf of the Award Holder, that the Award Holder’s beneficial interest in those Shares will be forfeit in whole or in part; and/or

16.2.4	where the Award Holder has become the sole legal and beneficial owner of any Shares under an Award, that the Award Holder must transfer to, or to the order of, the Company some or all of the Shares (or, where the Shares have been sold, some or all of the proceeds of sale less any amount paid by the Award Holder for the Shares).

16.3	For the purposes of this Rule 16:

16.3.1	“Bonus Arrangement” means any incentive arrangement operated by the Company enabling Eligible Individuals to receive a cash bonus based on the performance of the Company, of any other member of the Group and/or of the Eligible Individual who is entitled to receive the bonus;

16.3.2	“Clawback Period” means the period of two years, or such other period determined by the Committee in its absolute discretion, ending on the date on which the Committee makes a determination under Rule 16.1.2; and

16.3.3	“Relevant Event” means any one or a combination of:

(a)	a material misstatement in the financial results of the Company;

(b)	a material error in determining the size and nature of the Award or assessing the extent to which any Performance Target has been satisfied;

(c)	an Award Holder deliberately misleading the Company or any other member of the Group, NASDAQ and/or the Company’s shareholders in relation to the financial performance of the Group;

(d)	a significant failure of risk management or other corporate failure by any member of the Group, business unit or profit centre in which the Award Holder works;

(e)	an act of gross misconduct on the part of the Award Holder or any other conduct resulting in the Award Holder being dismissed without notice or which would justify the Award Holder being dismissed without notice; or

(f)	an Award Holder acting in any manner which in the opinion of the Committee has brought or is likely to bring any member of the Group into material disrepute, causes serious reputational damage or is materially adverse to the interests of any member of the Group.

16.4	Furthermore, notwithstanding anything to the contrary in the Plan, any Award (including on a retroactive basis) granted under the Plan is subject to the provisions of the Company’s Policy for the Recovery of Erroneously Awarded Compensation, as may be in effect and amended from time to time (the “Clawback Policy”). Any recovery or clawback from Ukrainian Participants shall be effected in compliance with applicable Ukrainian labour and tax laws.

16.5	If an Award Holder participates in any Other Share Plan or Bonus Arrangement and that Other Share Plan or Bonus Arrangement contains a provision that has a similar effect to this Rule 16 then the Committee may apply the provisions of Rule 16.2 mutatis mutandis in order to give effect to that similar provision under the Other Share Plan or Bonus Arrangement.

17.	Service of Documents

17.1	Except as otherwise provided in the Plan, any notice or document to be given by, or on behalf of, the Company to any person in accordance or in connection with the Plan shall be duly given:

17.1.1	if they are an Eligible Individual, by delivering it to them by hand at their place of work; or

17.1.2	by sending it through the post in a pre-paid envelope to the address last known to the Company to be their address and, if so sent, it shall be deemed to have been duly given 48 hours after posting; or

17.1.3	if they are an Eligible Individual, by sending an email, or any other electronic communication to a email address addressed to them at their place of work or their address last known to the Company and if so sent it shall be deemed to have been duly given at the time of the time of transmission.

17.2	Any notice or document so sent to an Award Holder shall be deemed to have been duly given notwithstanding that such Award Holder is then deceased (and whether or not the Company has notice of their death) except where their personal representatives have established their title to the satisfaction of the Company and supplied to the Company an address to which documents are to be sent.

17.3	Any notice in writing or document to be submitted or given to the Board, the Committee or the Company in accordance or in connection with the Plan may be delivered, sent by post or email, but shall not in any event be duly given unless it is actually received by the secretary of the Company or such other individual as may from time to time be nominated by the Board and whose name and address is notified to Award Holders.

18.	section 409a

With respect to Awards subject to Section 409A, of the U.S. Internal revenue Code of 1986, applied only to Participants who are US taxpayers, as amended (the “Code”), the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. If an amount payable under an Award as a result of an Eligible Individual ceasing office or employment with the Group (other than due to death) occurs while the Participant is a “specified employee” under Section 409A of the Code constitutes a deferral of compensation subject to Section 409A of the Code, then payment of such amount shall not occur until six months and one day after the date of the Eligible Individual ceasing employment, except as permitted under Section 409A of the Code. If the Award includes a “series of instalment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Eligible Individual’s right to the series of instalment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Eligible Individual’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company or any member of the Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Eligible Individual on account of non-compliance with Section 409A of the Code.

19.	Miscellaneous

19.1	The Committee shall administer and interpret the Plan. The Committee may from time to time make and vary such rules and regulations not inconsistent herewith as it determines in its absolute discretion, and establish such procedures for the administration and implementation of the Plan as it thinks fit and in the event of a dispute or disagreement as to the interpretation of this Plan or any such rules, regulations or procedures or as to any question or right arising from or regulated to this Plan, the decision of the Committee shall be final and binding upon all persons.

19.2	The Committee may establish sub-plans to the Plan containing specific terms and conditions for grants of Awards to Eligible Individuals in specific jurisdictions (or who are subject to tax in such jurisdictions). A sub-plan adopted by the Committee shall be deemed to be a part of the Plan and shall be read and interpreted together, provided however that in the event of any discrepancy between the provisions in the Plan and the sub-plan, the provisions in the sub-plan shall prevail.

19.3	The Committee may from time to time make and vary such rules and regulations not inconsistent herewith and establish such procedures for the administration and implementation of the Plan as they think fit and in the event of a dispute or disagreement as to the interpretation of this Plan or any such rules, regulations or procedures or as to any question or right arising from or regulated to this Plan, the decision of the Committee shall be final and binding upon all persons.

19.4	The Company shall at all times keep available sufficient Shares (whether authorised but unissued or market purchase) to satisfy the Vesting, exercise and payment in full of all Subscription Awards for the time being remaining capable of Vesting (or, in the case of an Option, being exercised) under the Plan.

19.5	The Company will at all times, in operating and administering the Plan, be bound by the provisions (as from time to time in force) of the internal code and/or policies that regulate the Company’s compliance with applicable data privacy laws.

19.6	The Company in general meeting or the Board may at any time resolve to terminate this Plan in which event no further Awards shall be granted, but the provisions of this Plan shall in relation to Awards then subsisting continue in full force and effect.

19.7	The Rules and the Plan and any dispute, claim or obligation (whether contractual or non-contractual) arising out of or in connection with it, its subject matter or formation shall be governed by English law. The Award Holder and the Company irrevocably agree that the London Court of International Arbitration shall have exclusive jurisdiction to settle any dispute or claim (whether contractual or non-contractual) arising out of or in connection with this Scheme, its subject matter or formation.

19.8	The costs of the administration and implementation of the Plan shall be borne by the Company.

19.9	Awards will be non-pensionable, unless otherwise provided for by the local legislation of the Award Holder.